ARTICLES SUPPLEMENTARY


            DREYFUS INVESTMENT GRADE BOND FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

            FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by five hundred million (500,000,000) shares of Common Stock, $.001 par value per share, with an aggregate par value of five hundred thousand dollars ($500,000), all of which shall be classified as shares of Dreyfus Intermediate Term Income Fund (the "Fund" and together with the other investment portfolios of the Corporation, the "Funds"), all of such shares shall be Institutional shares Common Stock of the Fund.

            SECOND: The Institutional shares Common Stock of the Fund have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

            (1) As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Institutional shares Common Stock of the Fund shall be determined separately from Investor shares Common Stock of the Fund and from the other investment portfolios of the Corporation and, accordingly, the Fund's net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Fund or the Corporation to holders of shares of the Fund's stock may vary from class to class and from classes of other investment portfolios of the Corporation. Except for these differences, and certain other differences hereinafter set forth, each class of the Fund's stock shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

            (2) The assets attributable to the Institutional shares Common Stock of the Fund shall be invested in the same investment portfolio, together with the assets attributable to the Investor shares Common Stock of the Fund and to any other class of shares of the Fund hereinafter established.

            (3) At such times (which may vary between and among the holders of particular classes) as may be determined by the Board of Directors or, with the authorization of the Board of Directors, by the officers of the Corporation, in accordance with the Investment Company Act of 1940, as amended, applicable rules and regulations thereunder and applicable rules and regulations of the National Association of Securities Dealers, Inc. and reflected in the pertinent registration statement of the Corporation, shares of any particular class of stock of the Fund may be automatically converted into shares of another class of stock of the Fund based on the relative net asset values of such classes at the time of the conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors (or with the authorization of the Board of Directors, by the officers of the Corporation) and reflected in the pertinent registration statement of the Corporation as aforesaid.

            (4) The dividends and distributions of investment income and capital gains with respect to each class of stock of the Fund shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary between each class of stock of the Fund to reflect differing allocations of the expenses of the Fund among the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, realized and unrealized capital gains and losses, and expenses and liabilities of the Corporation among the classes shall be determined by the Board of Directors in a manner that is consistent with applicable law.

            (5) Except as may otherwise be required by law, the holders of each class of stock of the Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that particular class.

            THIRD: Immediately before the increase in the aggregate number of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue one billion (1,000,000,000) shares of stock, all of which were shares of Common Stock, having a par value of one tenth of one cent ($.001) each, and an aggregate par value of one million dollars ($1,000,000), classified as follows:

                                                                      Shares
                                                                      Authorized
Fund/Class (if applicable)

Dreyfus Intermediate Term Income Fund/Investor shares              500,000,000
Dreyfus Short Term Income Fund                                     500,000,000
                                                                    ----------
                                                                 1,000,000,000
Total

            FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is one billion five hundred million (1,500,000,000) shares, all of which are shares of Common Stock, with a par value of one tenth of one cent ($.001) per share, having an aggregate par value of one million five hundred thousand dollars ($1,500,000), classified as follows:

                                                                      Shares
                                                                      Authorized
Fund/Class (if applicable)

Dreyfus Intermediate Term Income Fund/Investor shares              500,000,000
Dreyfus Intermediate Term Income Fund/Institutional shares         500,000,000
Dreyfus Short Term Income Fund                                     500,000,000
                                                                   -----------

                                                                 1,500,000,000
Total


            FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

            SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

            IN WITNESS WHEREOF, Dreyfus Investment Grade Bond Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation, that to the best of his knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.

                                          DREYFUS INVESTMENT GRADE BOND
                                                 FUNDS, INC.


                                          By:
                                             ---------------------------------
                                             Mark N. Jacobs
                                             Vice President
WITNESS:

-------------------------------
Robert R. Mullery
Assistant Secretary